Exhibit 4.1

DESCRIPTION OF SECURITIES REGISTERED

PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of the date of filing of our Annual Report on Form 10-K for the year ended March 31, 2024 (the “Annual Report on Form 10-K”), Canopy Growth Corporation (“Canopy,” “we,” “us” and “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common shares, no par value (“Common Shares”). Our authorized capital shares also includes non-voting and non-participating exchangeable shares (the “Exchangeable Shares”).

The following description of our Common Shares and Exchangeable Shares is a summary and does not purport to be complete. It is based on and qualified in its entirety by reference to our Articles of Incorporation, as amended (the “Articles of Incorporation”) and our Bylaws, as amended (the “Bylaws”), each of which are incorporated by reference as exhibits to the Annual Report on Form 10-K, of which this Exhibit 4.1 is a part.

Description of Common Shares

Authorized Capital Shares: Our authorized capital shares includes an unlimited number of Common Shares. The primary trading markets of exchange for our Common Shares are The Nasdaq Global Select Market (“Nasdaq”) and the Toronto Stock Exchange (“TSX”), under the trading symbols “CGC” and “WEED,” respectively.

Voting Rights: Holders of our Common Shares are entitled to receive notice of and to attend all meetings of shareholders to be convened by Canopy. Each holder of our Common Shares is entitled to one vote per Common Share held on all matters voted on by the shareholders, either in person or by proxy. At any meeting of shareholders, every matter brought before such meeting shall, unless otherwise required by our Articles of Incorporation, Bylaws or by applicable law, be determined by the affirmative vote of the majority of the votes cast on the matter. Our Common Shares do not have cumulative voting rights.

Dividends and Liquidation Rights: Holders of our Common Shares are entitled to receive dividends, if any, as may be declared by our board of directors (the “Board”) in its discretion, out of funds legally available for the payment of dividends. Holders of our Common Shares are entitled to share ratably in all assets of Canopy legally available for distribution to holders of Common Shares in the event of liquidation, dissolution or winding-up of Canopy, whether voluntary or involuntary.

Subdivision or Consolidation: No subdivision or consolidation of our Common Shares may be carried out unless, at the same time, the Exchangeable Shares are subdivided or consolidated in a manner so as to preserve the relative rights of the holders of each class of securities.

Conversion Right: Each issued and outstanding Common Share may at any time, at the option of the holder, be converted into one Exchangeable Share.

Other Rights and Preferences: There are no sinking fund, preemptive or redemption rights attached to our Common Shares.

Transfer Agent and Registrar: The transfer agent and registrar for our Common Shares is Odyssey Trust Company. The transfer agent and registrar’s address is Stock Exchange Tower, 1230 – 300 5th Avenue Southwest, Calgary, Alberta, T2P 3C4, and its telephone number is (888) 290-1175.

Description of Exchangeable Shares

Authorized Capital Shares: Our authorized capital shares includes an unlimited number of Exchangeable Shares. There is no trading market for our Exchangeable Shares.

Voting Rights: Holders of our Exchangeable Shares are not entitled to receive notice of, attend, or vote at meetings of the shareholders to be convened by Canopy; provided that the holders of Exchangeable Shares will, however, be entitled to receive notice of meetings of shareholders called for the purpose of authorizing the dissolution of Canopy or the sale of its undertaking or assets, or a substantial part thereof, but holders of Exchangeable Shares will not be entitled to vote at such meetings.

Dividends and Liquidation Rights: The holders of Exchangeable Shares will not be entitled to receive any dividends. In the event of the dissolution, liquidation or winding-up of Canopy or any other distribution of assets of Canopy among its shareholders for the purpose of winding-up its affairs, the holders of Exchangeable Shares will not be entitled to receive any amount, property or assets of Canopy.

Subdivision or Consolidation: No subdivision or consolidation of the Exchangeable Shares may be carried out unless, at the same time, our Common Shares are subdivided or consolidated in a manner so as to preserve the relative rights of the holders of each class of securities.

Conversion Right: Each issued and outstanding Exchangeable Share may at any time, at the option of the holder, be converted into one Common Share.

Change of Control: Upon any consolidation, amalgamation, arrangement, merger, redemption, compulsory acquisition or similar transaction of or involving our Common Shares, or a sale or conveyance of all or substantially all the assets of Canopy to any other body corporate, trust, partnership or other entity (each, a “Change of Control”), each Exchangeable Share that is outstanding on the effective date of such Change of Control will remain outstanding and, upon the exchange of such Exchangeable Share thereafter, will be entitled to receive and will accept, in lieu of the number of Common Shares that the holder thereof would have been entitled to receive prior to such effective date, the number of shares or other securities or property (including cash) that such holder would have been entitled to receive on such Change of Control, if, on the effective date of such Change of Control, the holder had been the registered holder of the number of Common Shares which it was entitled to acquire upon the exchange of the Exchangeable Share as of such date (the “Adjusted Exchange Consideration”); provided that, in the event the Exchangeable Shares are to be exchanged for securities of another entity with securities that are substantially similar to the terms of the Exchangeable Shares (the “Alternative Exchangeable Security”), as determined by the Board, acting reasonably, using the same exchange ratio as is applicable for our Common Shares in connection with the Change of Control, then in such circumstances, each Exchangeable Share that is outstanding on the effective date of a Change of Control will be exchanged for the Alternative Exchangeable Security.

While holders of Exchangeable Shares will be permitted to freely sell or transfer the Exchangeable Shares (unless the Common Shares that were converted into Exchangeable Shares were “restricted securities,” as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”)), Canopy does not expect that an active or liquid trading market for the Exchangeable Shares will develop or be sustained. Each transfer of Exchangeable Shares will be accompanied by certification to Canopy by the transferring holder of the Exchangeable Shares that such holder reasonably believes that such transfer is occurring in compliance with the Canadian take-over bid requirements as though the Exchangeable Shares were voting securities or equity securities of Canopy. To the extent a holder of Common Shares that are “restricted securities” converts those Common Shares into Exchangeable Shares, those Exchangeable Shares will also be “restricted securities,” which can only be sold pursuant to a registration statement under the Securities Act or an exemption from the registration provisions of the Securities Act. The Exchangeable Shares are not expected to be listed on a stock exchange or over-the-counter market.

If the Adjusted Exchange Consideration includes cash, then Canopy will, or will cause the other body corporate, trust, partnership or other entity resulting from or party to such Change of Control to, deposit with an escrow agent appointed by Canopy on the closing date of the Change of Control the aggregate cash that would be payable to holders of Exchangeable Shares if all of the outstanding Exchangeable Shares were exchanged immediately prior to the Change of Control. All such funds will be held by the escrow agent in a segregated interest-bearing account for the benefit of the holders of Exchangeable Shares, and will solely be used to satisfy the cash portion of the Adjusted Exchange Consideration upon exchanges of Exchangeable Shares into Common Shares from time to time (with holders of Exchangeable Shares being entitled to any accumulated interest on the funds from the date of initial deposit to and including the business day immediately preceding the date of exchange, on a pro rata basis).

If, in connection with a Change of Control, a holder of a Common Share may elect a form of consideration (including, without limitation, shares, other securities, cash or other property) from options made available, then all holders of Exchangeable Shares will be deemed to have elected to receive an equal percentage of each of the different types of consideration offered, unless otherwise agreed in writing by such holder of Exchangeable Shares in accordance with the terms of the transaction and prior to any applicable election deadline; provided that if the option made available is between two securities, one of which is an Alternative Exchangeable Security, then all holders of Exchangeable Shares will be deemed to have elected to receive solely Alternative Exchangeable Securities. In such case, the Adjusted Exchange Consideration will equal the consideration that a holder of Common Shares making an election on the terms set forth in the preceding sentence would have received in the transaction.

Other Rights and Preferences: There are no sinking fund, preemptive, or redemption rights attached to our Exchangeable Shares.

Transfer Agent and Registrar: The transfer agent and registrar for our Exchangeable Shares is Odyssey Trust Company. The transfer agent and registrar’s address is Stock Exchange Tower, 1230 – 300 5th Avenue Southwest, Calgary, Alberta, T2P 3C4, and its telephone number is (888) 290-1175.

Foreign Ownership of Our Common Shares

There is no limitation imposed by our Articles of Incorporation or Bylaws on the right of non-Canadian residents to hold our Common Shares or exercise voting rights on our Common Shares. The following provides a brief summary, as of the date of filing of the Annual Report on Form 10-K, of certain limitations imposed by Canadian laws on the rights of non-Canadian residents to hold our Common Shares or exercise voting rights on our Common Shares, but should not be deemed to be comprehensive or complete in any part, and any such holder or potential holder of our Common Shares should undertake a more thorough review of such applicable laws, or consult the advice or services of a qualified expert or professional. This summary is based upon the current provisions of Canadian laws in effect as of the date hereof.

Competition Act: Limitations on the ability to acquire and hold our Common Shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition of Canada (“Commissioner”), to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in us. This legislation grants the Commissioner jurisdiction, for up to one year after the acquisition has been substantially completed, to seek a remedial order, including an order to prohibit the acquisition or require divestitures, from the Canadian

Competition Tribunal, which order may be granted where the Competition Tribunal finds that the acquisition prevents or lessens, or is likely to prevent or lessen, competition substantially in Canada.

This legislation also requires any person or persons who intend to acquire more than 20% of our Common Shares or, if such person or persons already own more than 20% of our Common Shares prior to the acquisition, more than 50% of our Common Shares, to file a notification with the Canadian Competition Bureau if certain financial thresholds are exceeded. Where a notification is required, unless an exemption is available, the legislation prohibits completion of the acquisition until the expiration of a 30-day statutory waiting period. The Commissioner may, within the initial 30-day period, issue a supplemental information request to a party that has filed a notification. Where a supplementary information request is issued, the legislation prohibits completion of the acquisition until 30 days following compliance with the request. Parties must comply with the applicable waiting periods unless the Commissioner either waives or terminates such waiting period. The legislation also expressly provides that the merger notification requirements apply to transactions designed to avoid the application of the notification provisions.

Investment Canada Act: Under the Investment Canada Act, subject to certain exemptions, an “acquisition of control” of a Canadian business by a “non-Canadian” (as determined pursuant to the Investment Canada Act) involving the “acquisition of control” is either (i) subject to review prior to completion (a “Reviewable Transaction”) or (ii) subject to a requirement to submit a notification in prescribed form with the responsible Canadian federal government department or departments not later than 30 days after closing (a “Notifiable Transaction”). An investment will be a Reviewable Transaction where the applicable financial threshold is met. A Reviewable Transaction may not be implemented until an application for review has been filed and the responsible Minister or Ministers of the federal cabinet has determined that the investment is likely to be of “net benefit to Canada” taking into account certain factors set out in the Investment Canada Act.

The Investment Canada Act contains various rules to determine if there has been an “acquisition of control” by a non-Canadian. For example, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply, subject to certain exceptions: the acquisition of a majority of the undivided ownership interests in the voting shares of the corporation is deemed to be acquisition of control of that corporation; the acquisition of less than a majority, but one third or more, of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is presumed to be acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of voting shares; and the acquisition of less than one third of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is deemed not to be acquisition of control of that corporation.

The Investment Canada Act also includes a discretionary national security review regime which allows the federal government to prohibit any level of investment by a non-Canadian in a Canadian business where the federal government believes that the investment by a non-Canadian could be “injurious to national security”. No financial threshold applies to a national security review. The federal government has broad discretion to determine whether an investor is a non-Canadian and therefore subject to national security review. A national security review may occur on a pre- or post-closing basis.

Certain Canadian Income Tax Considerations for U.S. Shareholders

The following summarizes, as of the date of filing of the Annual Report on Form 10-K, certain Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Canadian Tax Act”) and the Canada-United States Tax Convention (1980), as amended (the “Convention”) to the holding and disposition of our Common Shares.

This summary is generally applicable to beneficial owners of our Common Shares each of whom, at all relevant times and for purposes of the Canadian Tax Act and the Convention: (i) is neither resident nor deemed to be resident in Canada; (ii) is resident solely in the United States and is entitled to benefits of the Convention; (iii) does not use or hold, and is not deemed to use or hold, our Common Shares in, or in the course of, carrying on a business in Canada; (iv) deals at arm’s length with and is not affiliated with us; (v) holds our Common Shares as capital property; (vi) is not an “authorized foreign bank” or an insurer that carries on business in Canada and elsewhere; (vii) is not a “financial institution” or a “specified financial institution” (viii) that has not entered into or will not enter into a “derivative forward agreement” or “synthetic disposition arrangement” in respect of the Common Shares; and (ix) that does not receive dividends on our Common Shares under or as part of a “dividend rental arrangement”, all as defined in the Canadian Tax Act (each such holder, a “U.S. Resident Holder”). Generally, a U.S. Resident Holder’s Common Shares will be considered to be capital property of the U.S. Resident Holder provided that the U.S. Resident Holder is not a trader or dealer in securities, does not acquire, hold or dispose of (or is not deemed to have acquired, held or disposed of) our Common Shares in one or more transactions considered to be an adventure or concern in the nature of trade, and does not hold or use (or is not deemed to hold or use) our Common Shares in the course of carrying on a business.

This summary is based upon the current provisions of the Canadian Tax Act and the Convention in effect as of the date of filing of the Annual Report on Form 10-K, and our understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing prior to the date of filing. This summary does not anticipate or take into account any changes in law or in the administrative policies or assessing practices of the CRA, whether by legislative, governmental or judicial decision or action, except specific proposals to amend the Canadian Tax Act publicly and officially announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”). This summary assumes that the Tax Proposals will be enacted in the form proposed. This summary does not take into account any other federal or any provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those set out herein. No assurances can be given that the Tax Proposals will be enacted as proposed or at all, or that legislative, judicial or administrative changes will not modify or change the statements expressed herein.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended and should not be construed as legal or tax advice to any particular U.S. Resident Holder. Accordingly, U.S. Resident Holders are urged to consult their own tax advisors with respect to their own particular circumstances.

Currency: For the purposes of the Canadian Tax Act, all amounts expressed in a currency other than Canadian dollars relating to the acquisition, holding or disposition of Common Shares, including dividends, adjusted cost base and proceeds of disposition, must be determined in Canadian dollars using the relevant rate of exchange required under the Canadian Tax Act.

Taxation of Dividends: Under the Canadian Tax Act, dividends paid or credited, or deemed to be paid or credited, to a U.S. Resident Holder on our Common Shares will generally be subject to Canadian withholding tax at a rate of 25% of the gross amount of such dividends, unless the rate is reduced under the Convention. Under the Convention, the rate of withholding tax on dividends paid or credited to a U.S. Resident Holder who is the beneficial owner of the dividend and is fully entitled to benefits under the Convention is generally reduced to 15% of the gross amount of the dividend. The rate of withholding tax is further reduced to 5% if the beneficial owner of such dividend is a U.S. Resident Holder that is a company that owns, directly or indirectly, at least 10% of the voting shares of Canopy.

Disposition of Common Shares: Generally, a U.S. Resident Holder will not be subject to tax under the Canadian Tax Act in respect of any capital gain realized by such U.S. Resident Holder on a disposition or deemed disposition of our Common Shares unless our Common Shares constitute “taxable Canadian property” of the U.S. Resident Holder and are not “treaty-protected property” (each as defined in the Canadian Tax Act). Our Common Shares generally will not be “taxable Canadian property” to a U.S. Resident Holder provided that, at the time of the disposition or deemed disposition, the Common Shares are listed on a “designated stock exchange” for purposes of the Canadian Tax Act (which currently includes the Nasdaq and the TSX), unless at any time during the 60-month period immediately preceding the disposition of the Common Shares the following two conditions are met concurrently: (a) (i) the U.S. Resident Holder, (ii) persons with whom the U.S. Resident Holder did not deal at arm’s length, (iii) partnerships in which the U.S. Resident Holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships, or (iv) any combination of the persons and partnerships described in (i) through (iii), owned 25% or more of the issued shares of any class or series of the capital stock of Canopy; and (b) more than 50% of the fair market value of such shares was derived directly or indirectly, from one or any combination of real or immovable property situated in Canada, “Canadian resource property”, “timber resource property” (each as defined in the Canadian Tax Act), and options in respect of or interests in, or for civil law rights in, any such properties (whether or not such property exists). In certain circumstances set out in the Canadian Tax Act, the Common Shares may be deemed to be “taxable Canadian property.”

Even if the Common Shares are taxable Canadian property to a U.S. Resident Holder, any capital gain realized on the disposition or deemed disposition of such Common Shares will not be subject to tax under the Canadian Tax Act provided that the value of such Common Shares is not derived principally from real property situated in Canada (within the meaning of the Convention).

A U.S. Resident Holder contemplating a disposition of our Common Shares that may constitute taxable Canadian property should consult a tax advisor prior to such disposition.